Exhibit 99.1

LinkedIn to Acquire lynda.com

lynda.com’s high-quality content provides opportunity for members to easily gain the professional skills they need to get hired and advance their careers.

Mountain View, Calif. — April 9, 2015 —LinkedIn (NYSE:LNKD), the world’s largest professional network on the Internet with more than 300 million members worldwide, today announced that it has entered into an agreement to acquire lynda.com, a leading online learning company teaching business, technology and creative skills to help people achieve their professional goals. Based in Carpinteria, CA, lynda.com was co-founded in 1995 by Lynda Weinman and Bruce Heavin.

The transaction is valued at approximately $1.5 billion, subject to adjustment, in a combination of approximately 52 percent cash and approximately 48 percent stock.  Subject to the completion of customary conditions, the acquisition is expected to close during the second quarter of 2015.

Through a subscription to lynda.com’s service, individual members and organizations have access to a comprehensive collection of top quality courses taught by industry experts, offered in English, German, French, Spanish, and Japanese. In addition to individual subscribers, lynda.com serves corporate, government and educational organizations through its lyndaEnterprise, lyndaPro, lyndaCampus, lyndaLibrary and lyndaKiosk products. lynda.com stands out as a leader of owned and operated premium skills content, offering a massive library of high-quality courses.

“The mission of LinkedIn and the mission of lynda.com are highly aligned. Both companies seek to help professionals be better at what they do,” said Jeff Weiner, CEO of LinkedIn. “lynda.com’s extensive library of premium video content helps empower people to develop the skills needed to accelerate their careers. When integrated with the hundreds of millions of members and millions of jobs on LinkedIn, lynda.com can change the way in which people connect to opportunity.”

“This is such an exciting moment in the 20-year history of lynda.com, and I couldn’t imagine a better pairing than lynda.com and LinkedIn,” said Lynda Weinman, co-founder and executive chair of the board of lynda.com.

“In LinkedIn, we have found an incredible partner who shares our vision and passion for empowering people around the world to make real change in their lives through access to information, learning and professional development,” said Eric Robison, CEO of lynda.com.

Following closing, most members of the lynda.com team are expected to join LinkedIn.

Ryan Roslansky, head of global content products at LinkedIn, blogged in more detail about the acquisition here. Weiner wrote a post about the acquisition here, and Weinman posted about it here.

Webcast and Conference Call

LinkedIn will host a webcast and conference call to discuss the acquisition agreement today at 8:45 am Eastern Time/5:45 am Pacific Time. Jeff Weiner and Steve Sordello will host the webcast, which can be viewed on the investor relations section of the LinkedIn website at http://investors.linkedin.com/. This call will contain forward-looking statements and other material information. Following completion of the call, a recorded replay of the webcast will be available on the website.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has more than 300 million members and has offices around the world.

About lynda.com

lynda.com is a leading online learning company that helps anyone learn business, technology and creative skills to achieve personal and professional goals. Through individual, corporate, academic and government subscriptions, members have access to the lynda.com and Video2Brain video library of more than 6,300, engaging, top-quality courses and more than 267,000 video tutorials taught by recognized industry experts. The company also provides German, French and Spanish-language content under the video2brain brand name.

lynda.com, Inc. was founded in 1995 and is headquartered in Carpinteria, California with offices in San Francisco, London, Sydney and Graz and is funded in part by Accel Partners, Spectrum Equity, TPG Capital and Meritech Capital Partners.

Learn more about lynda.com on LinkedIn or by visiting www.lynda.com/press.

Forward Looking Statements

This press release contains forward-looking statements related to LinkedIn, lynda.com, and the potential benefits of the acquisition, including statements regarding future product plans and strategies and the timing of closing. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: our ability to successfully integrate lynda.com and its products, personnel and technology; execution of our plans and strategies; the closing of the transaction; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in LinkedIn’s forward-looking statements described in the documents LinkedIn files from time to time with the SEC, including LinkedIn’s most recent Form 10-K, as well as LinkedIn’s future filings. Although LinkedIn believes that the expectations reflected in the forward-looking statements are reasonable, LinkedIn cannot guarantee future results, levels of activity, performance, or achievements. LinkedIn is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.